EXHIBIT 99.1

PERFORMANCE SPORTS GROUP EXECUTES AMENDMENTS WITH LENDERS
EXTENDING DEADLINE FOR FILING ITS ANNUAL REPORT ON FORM 10-K

Company Continues to Have Ability to Borrow under its Revolving Credit Facility to Fund
Operations

Announces Retention of Centerview Partners LLC to Assist in Review of Strategic
Alternatives

Files Application for Management Cease Trade Order in Canada

EXETER, NH -- August 30, 2016 – Performance Sports Group Ltd. (NYSE:PSG) (TSX:PSG) (“Performance Sports Group” or the “Company”), a leading developer and manufacturer of high performance sports equipment and apparel, today announced that it has executed amendments to its asset-backed revolving credit facility and secured term-loan credit facility that provide the Company with, among other things, a 60-day extension to file its Annual Report on Form 10-K, including its annual audited financial statements for the fiscal year ended May 31, 2016 and the related management’s discussion and analysis (collectively, the “Annual Filings”). As a result of the amendments, the Annual Filings and the Company’s first quarter filings must be filed or provided to the lenders by October 28, 2016.

The amendments also grant the Company with continued access to borrowings under its revolving credit facility, which provides it with liquidity to fund operations as the Company continues to operate its business and serve its customers in the ordinary course.

The Company has agreed to increase the applicable margin by 1.5% (of which 1% is payable in kind) under the term loan credit facility and by 0.5% under the revolving credit facility, subject to certain levels of leverage and availability.
Retention of Centerview Partners LLC

The Company also announced that its Board of Directors has formed a special committee comprised of independent directors, and such committee has retained Centerview Partners LLC as its independent financial advisor to assist in the review and evaluation of strategic alternatives and in the Company’s ongoing discussions with its lenders.

Application for Management Cease Trade Order

As a result of the delay in filing the Annual Filings, the Company has made an application with the applicable securities regulators in Canada under National Policy 12-203 – Management Cease Trade Orders (“National Policy 12-203”) requesting that, in accordance with National Policy 12-203, a management cease trade order (“MCTO”) be imposed in respect of this late filing, but there is no guarantee that the MCTO will be granted. If the MCTO is granted, and until the Annual Filings are filed, management of the Company confirms that the Company will satisfy the provisions of the alternative information guidelines under National Policy 12-203 by issuing bi-weekly default status reports in the form of news releases so long as the Company remains in default of the filing requirements referred to above. If the MCTO is granted, it will restrict trading in the securities of the Company by members of management of the Company who are subject to the MCTO.

About Performance Sports Group Ltd.
Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and is a leader in North America in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. In addition, the Company distributes its hockey products through its Burlington, Massachusetts and Bloomington, Minnesota Own The Moment Hockey Experience retail stores. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Caution Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of applicable securities laws including with respect to, among other things, the timely filing of the Annual Filings, the Company’s ability to manage its liquidity position, borrow under its revolving credit facility and to continue operating its business and serving its customers in the ordinary course, the review and evaluation of strategic alternatives being undertaken by the Special Committee with the assistance of its independent financial advisor, ongoing discussions with the Company’s lenders, the granting of a MCTO (rather than a cease trader order) in connection with the Company’s application to the applicable securities regulators in Canada pursuant to National Policy 12-203, the Company’s intention to satisfy the provisions of the alternative information guidelines under National Policy 12-203 and general operational and financial performance in future periods. The words “may,” “will,” “would,” “should,” “could,” “expects,” “plans,” “intends,” “trends,” “indications,” “anticipates,” “believes,” “estimates,” “predicts,” “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements.

Forward-looking statements, by their nature, are based on assumptions, which, although considered reasonable by the Company at the time of preparation, may prove to be incorrect, and are subject to important risks and uncertainties. There can be no assurances of the timing of the filing of the Annual Filings, the results of the internal investigation being conducted by the Audit Committee in connection with the finalization of the Company’s Annual Filings and the related certification process of the Company’s annual audited financial statements for the fiscal year ended May 31, 2016, the outcome of any review and evaluation of strategic alternatives by the Special Committee or the outcome of ongoing discussions with the Company’s lenders and applicable securities regulatory authorities.  The Special Committee has not established a definitive timeline to complete its review and evaluation of strategic alternatives and no decision on any particular alternative has been reached at this time. There can be no assurance that this process will result in any transaction.

Many factors could cause the Company’s actual results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the Company not obtaining an MCTO or in the event the Company obtains an MCTO, but does not subsequently file its Annual Filings, an order being issued creasing trading in the Company’s securities, the factors identified in the “Risk Factors” sections of the Company’s annual report on Form 10-K dated August 26, 2015 and quarterly report on Form 10-Q dated April 14, 2016, which are available on EDGAR at www.sec.gov, on SEDAR at www.sedar.com, and on the Company’s website at www.performancesportsgroup.com.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not intend and undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Steve Jones
Sr. Director, Corporate Communications
Tel 1-603-430-2111
media@performancesportsgroup.com

Investor Relations:
Liolios Group Inc.
Cody Slach
Tel 1-949-574-3860
PSG@liolios.com